Exhibit 99.1

Endeavor Releases Third Quarter 2021 Results

Beverly Hills, CA (November 15, 2021) – Endeavor Group Holdings, Inc. (NYSE: EDR) (“Endeavor” or the “Company”), a global sports and entertainment company, today released its financial results for the quarterly period ended September 30, 2021.

Highlights

•	Delivered best nine-month, year-to-date period in UFC history

•	Representation revenue up significantly in Q3 as productions and touring events resume and brands increase spending

•	Announced intent to acquire sports betting content and technology provider OpenBet to integrate with the Company’s IMG ARENA business; transaction expected to close H1 2022

•	Increased 2021 revenue guidance from prior $4.8 to $4.85 billion range to between $4.89 and $4.95 billion

•	Increased 2021 adjusted EBITDA guidance from prior $765 to $775 million range to between $835 and $845 million

Q3 2021 Consolidated Financial Results

•	Revenue: $1.4 billion

•	Net income: $63.6 million

•	Adjusted EBITDA: $283.3 million

“We continue to capitalize on the elevated demand for premium content and live events coming out of the pandemic,” remarked Ariel Emanuel, CEO, Endeavor. “Given our unique positioning within the sports and entertainment industry and our ability to leverage powerful secular content trends, we see no signs of this momentum waning through the end of the year.”

Q3 2021 Segment Operating Results

•

Owned Sports Properties segment revenue was $288.5 million, down $10.6 million compared to Q3 2020, attributable to a $25 million contract termination fee recognized in Q3 2020 that did not recur in 2021, as well as more events being held in Q3 2020 (caused by the shifting of events from Q2 due to COVID-19). This was partially offset by UFC’s continued strong growth across live events, residential and commercial Pay-Per-View, consumer products, licensing, and sponsorship, as well as additional PBR events held in the quarter. The segment’s adjusted EBITDA was $134.7 million.

•

Events, Experiences & Rights segment revenue increased $62.1 million, to $446.3 million, compared to Q3 2020. The increase was primarily driven by an increase in event and sports media production revenue related to the return of live events with audiences, as well as the addition of the recently acquired NCSA within our IMG Academy business. This was partially offset by a decrease in media rights revenues, primarily due to the return to a normal schedule of European soccer matches in 2021, which was inflated in the prior year due to matches being pushed to Q3 as a result of COVID-19 – in addition to the expiration of two European soccer contracts in Q2 2021. The segment’s adjusted EBITDA improved $94.6 million, to $85 million, compared to Q3 2020. This was primarily driven by the growth in revenue and a decrease in direct operating costs.

•

Representation segment revenue increased $481.1 million, to $664.7 million, compared to Q3 2020, during which most television and film productions and touring events came to a halt due to COVID-19. Growth in this segment was primarily attributable to a significant increase in Endeavor Content project deliveries, agency client commissions, and marketing and experiential activations. The segment’s adjusted EBITDA for the quarter increased $100.1 million, to $141.8 million, compared to Q3 2020.

2021 Annual Guidance

•	Revenue is expected to be between $4.89 and $4.95 billion

•	Adjusted EBITDA is expected to be between $835 and $845 million

Balance Sheet and Liquidity

At September 30, 2021, cash and cash equivalents totaled $1.029 billion, compared to $869.8 million at June 30, 2021. Total debt was $5.108 billion at September 30, 2021, compared to $5.351 billion at June 30, 2021. At September 30, 2021, cash and cash equivalents of $58.5 million and production related debt of $223 million were included in assets and liabilities held for sale, respectively.

For further information regarding the Company’s financial results, as well as certain non-GAAP financial measures, and the reconciliations thereof, please refer to the following pages of this release or visit the Company’s Investor Relation site at investor.endeavorco.com.

Webcast Details

Endeavor will host an audio webcast to discuss its results and provide a business update at 1:30 p.m. PT / 4:30 p.m. ET today. The event can be accessed at: https://events.q4inc.com/attendee/264118062

The link to the webcast, as well as a recording, will also be available within the News/Events section of investor.endeavorco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate to matters of historical fact should be considered forward-looking statements, including the Company’s guidance for full year 2021 , the expected timing of the closing of the acquisition of the OpenBet business, and the expected benefit resulting from the Company’s acquired businesses. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the impact of the COVID-19 global pandemic on Endeavor’s business, financial condition, liquidity and results of operations; changes in public and consumer tastes and preferences and industry trends; Endeavor’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; Endeavor’s dependence on the relationships of its management, agents, and other key personnel with clients; Endeavor’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors, and other distribution partners; risks related to Endeavor’s organization and structure; and other important factors discussed in Part II, Item 1A “Risk Factors” in Endeavor’s Quarterly Report on Form 10-Q for the periods ended March 31, 2021 and in Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as any such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Measures” and the reconciliation tables below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

About Endeavor

Endeavor is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.

Website Disclosure

Investors and others should note that we announce material financial and operational information to our investors using press releases, SEC filings and public conference calls webcasts, as well as our Investor Relations site at investor.endeavorco.com. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Contacts

Investors: investor@endeavorco.com

Press: press@endeavorco.com

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$1,391,303	$864,492	$3,572,157	$2,517,803
Operating expenses:
Direct operating costs	673,215	422,070	1,790,562	1,275,997
Selling, general and administrative expenses	520,626	318,933	1,686,840	1,009,951
Insurance recoveries	(12,233)	(19,563)	(42,100)	(53,523)
Depreciation and amortization	71,661	76,471	208,058	241,669
Impairment charges	754	—	4,524	175,282

Total operating expenses	1,254,023	797,911	3,647,884	2,649,376

Operating income (loss)	137,280	66,581	(75,727)	(131,573)
Other (expense) income:
Interest expense, net	(55,783)	(71,277)	(207,970)	(212,954)
Loss on extinguishment of debt	—	—	(28,628)	—
Other (expense) income, net	(7,719)	16,409	(3,001)	63,576

Income (loss) before income taxes and equity losses of affiliates	73,778	11,713	(315,326)	(280,951)
(Benefit from) provision for income taxes	(7,718)	(941)	58,285	43,614

Income (loss) before equity losses of affiliates	81,496	12,654	(373,611)	(324,565)
Equity losses of affiliates, net of tax	(17,883)	(34,473)	(77,167)	(244,280)

Net income (loss)	63,613	(21,819)	(450,778)	(568,845)
Less: Net income (loss) attributable to non-controlling interests	21,128	58,430	(141,980)	32,914
Less: Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	(80,249)	(31,686)	(601,759)

Net income (loss) attributable to Endeavor Group Holdings, Inc.	$42,485	$—	$(277,112)	$—

Income (loss) per share of Class A common stock(1):
Basic	$0.16	N/A	$(1.07)	N/A
Diluted	$0.16	N/A	$(1.07)	N/A
Weighted average number of shares used in computing income (loss) per share:
Basic	262,891,070	N/A	261,048,116	N/A
Diluted(2)	435,922,511	N/A	261,048,116	N/A

(1)

Basic and diluted income (loss) per share of Class A common stock is applicable only for the period from May 1, 2021 through September 30, 2021, which is the period following the initial public offering and the related reorganization transactions.

(2)

The diluted weighted average number of shares of 435,922,511 for the three months ended September 30, 2021 includes weighted average Class A common shares outstanding, plus an assumed exchange of Endeavor Manager Units and Endeavor Operating Units into 169,259,312 shares and an assumed exchange of Endeavor Profits Units into 3,569,639 shares of the Company’s Class A common stock, as noted in the table below:

Weighted average Class A Common Shares outstanding—Basic	262,891,070
Additional shares assuming exchange of all Endeavor Profits Units	3,569,639
Additional shares from stock options and RSUs, as calculated using the treasury stock method	202,490
Additional shares assuming exchange of all Endeavor Operating Units and Endeavor Manager Units	169,259,312

weighted average number of shares used in computing diluted income per share	435,922,511

Segment Results

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Owned Sports Properties	$288,521	$299,130	$830,867	$683,536
Events, Experiences & Rights	446,333	384,257	1,514,615	1,172,867
Representation	664,723	183,583	1,241,864	669,157
Eliminations	(8,274)	(2,478)	(15,189)	(7,757)

Total Revenue	$1,391,303	$864,492	$3,572,157	$2,517,803

Adjusted EBITDA:
Owned Sports Properties	$134,679	$166,678	$412,495	$334,474
Events, Experiences & Rights	84,993	(9,595)	160,843	16,873
Representation	141,801	41,666	264,969	162,315
Corporate	(78,156)	(22,802)	(187,476)	(106,340)

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,028,709	$1,008,485
Restricted cash	250,021	181,848
Accounts receivable (net of allowance for doubtful accounts of $60,278 and $67,975, respectively)	639,429	445,778
Deferred costs	230,305	234,634
Assets held for sale	960,677	—
Other current assets	200,959	194,463

Total current assets	3,310,100	2,065,208
Property and equipment, net	598,433	613,139
Operating lease right-of-use assets	363,040	386,911
Intangible assets, net	1,554,108	1,595,468
Goodwill	4,415,891	4,181,179
Investments	285,842	251,078
Other assets	203,444	540,651

Total assets	$10,730,858	$9,633,634

LlABILITIES, REDEEMABLE INTERESTS AND SHAREHOLDERS’/MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$556,179	$554,260
Accrued liabilities	503,953	322,749
Current portion of long-term debt	75,858	212,971
Current portion of operating lease liabilities	60,643	58,971
Deferred revenue	636,531	606,530
Deposits received on behalf of clients	235,308	176,572
Liabilities held for sale	548,846	—
Other current liabilities	89,805	65,025

Total current liabilities	2,707,123	1,997,078

Long-term debt	5,032,543	5,712,834
Long-term operating lease liabilities	364,608	395,331
Other long-term liabilities	371,902	373,642

Total liabilities	8,476,176	8,478,885

Commitments and contingencies
Redeemable non-controlling interests	208,890	168,254
Redeemable equity	—	22,519
Shareholders’/Members’ Equity:
Class A common stock, $.00001 par value; 5,000,000,000 shares authorized; 261,970,674 shares issued and outstanding as of September 30, 2021	2	—
Class B common stock, $.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of September 30, 2021	—	—
Class C common stock, $.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of September 30, 2021	—	—
Class X common stock, $.00001 par value; 5,000,000,000 shares authorized; 187,515,124 shares issued and outstanding as of September 30, 2021	1	—
Class Y common stock, $.00001 par value; 1,000,000,000 shares authorized; 238,154,296 shares issued and outstanding as of September 30, 2021	2	—
Additional paid-in capital	1,580,638	—
Accumulated deficit	(277,112)	—
Members’ capital	—	468,633
Accumulated other comprehensive loss	(95,811)	(190,786)

Total Endeavor Group Holdings, lnc./Endeavor Operating Company, LLC shareholders’/members’ equity	1,207,720	277,847
Nonredeemable non-controlling interests	838,072	686,129

Total shareholders’/members’ equity	2,045,792	963,976

Total liabilities, redeemable interests and shareholders’/members’ equity	$10,730,858	$9,633,634

Note Regarding Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with United States generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income.

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings, COVID-19 related expenses, and certain other items when applicable. Adjusted EBITDA margin is a non-GAAP financial measure defined as Adjusted EBITDA divided by Revenue.

Management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes, which may not be comparable with other companies based on our tax structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate our consolidated operating performance.

Adjusted Net Income is a non-GAAP financial measure and is defined as net income (loss) attributable to Endeavor Operating Company adjusted to exclude our share (excluding those relating to certain non-controlling interests) of the adjustments used to calculate Adjusted EBITDA, other than income taxes, net interest expense and depreciation, on an after-tax basis, the release of tax valuation allowances and other tax items.

Adjusted Net Income adjusts income or loss attributable to the Company for items that are not considered to be reflective of our operating performance. Management believes that such non-GAAP information is useful to investors and analysts as it provides a better understanding of the performance of our operations for the periods presented and, accordingly, facilitates the development of future projections and earnings growth prospects.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Net Income do not reflect any cash requirement for such replacements or improvements; and they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

We compensate for these limitations by using Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income (loss), as indicators of our financial performance, as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. Although we use Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income as financial measures to assess the performance of our business, such use is limited because it does not include certain material costs necessary to operate our business. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income should not be construed as indications that our future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures reported by other companies.

Set forth below are reconciliations of our most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for equity-based compensation expense, restructuring charges, gains, losses and impairments related to acquisitions and divestitures of businesses, non-cash fair value adjustments of embedded foreign currency derivatives, equity method earnings or losses and fair value adjustments for investments, certain tax items and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which, could be material.

Adjusted EBITDA and Adjusted Net Income

(Unaudited)

(In thousands)

Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$63,613	$(21,819)	$(450,778)	$(568,845)
(Benefit from) provision for income taxes	(7,718)	(941)	58,285	43,614
Interest expense, net	55,783	71,277	207,970	212,954
Depreciation and amortization	71,661	76,471	208,058	241,669
Equity-based compensation expense (1)	60,885	20,602	464,393	37,577
Merger, acquisition and earn- out costs (2)	13,107	6,682	38,291	15,985
Certain legal costs (3)	(266)	1,646	4,260	7,805
Restructuring, severance and impairment (4)	2,179	952	6,612	213,199
Fair value adjustment - Droga5 (5)	—	—	—	473
Fair value adjustment - equity investments (5)	90	(1,547)	(13,614)	4,212
Equity method losses - Learfield IMG College (6)	14,831	31,354	76,291	238,891
COVID-19 related costs (7)	—	426	—	2,829
Other(8)	9,152	(6,772)	51,063	(50,367)

Adjusted EBITDA	$283,317	$178,331	$650,831	$399,996

Net income (loss) margin	4.6%	(2.5%)	(12.6%)	(22.6%)
Adjusted EBITDA margin	20.4%	20.6%	18.2%	15.9%

Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$63,613	$(21,819)	$(450,778)	$(568,845)
Net loss (income) attributable to non-controlling interests	(21,128)	(58,430)	141,980	(32,914)
Net loss attributable to Endeavor Operating Company, LLC prior to reorganization transactions	—	—	31,686	—

Net income (loss) attributable to Endeavor Group Holdings, Inc.	42,485	—	(277,112)	—
Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	(80,249)	—	(601,759)
Amortization	48,646	55,315	141,023	178,773
Equity-based compensation expense (1)	60,885	20,602	464,393	37,577
Merger, acquisition and earn-out costs (2)	13,107	6,682	38,291	15,985
Certain legal costs (3)	(266)	1,646	4,260	7,805
Restructuring, severance and impairment (4)	2,179	952	6,612	213,199
Fair value adjustment - Droga5 (5)	—	—	—	473
Fair value adjustment - equity investments (5)	90	(1,547)	(13,614)	4,212
Equity method losses - Learfield IMG College (6)	14,831	31,354	76,291	238,891
COVID-19 related cost (7)	—	426	—	2,829
Other (8)	9,152	(6,772)	51,063	(50,367)
Tax effects of adjustments (9)	19,176	(6,960)	90,407	(11,948)
Valuation allowance and other tax items (10)	—	—	17,608	32,338
Adjustments allocated to non-controlling interests (11)	(66,566)	(13,051)	(404,028)	(52,744)

Adjusted Net Income	$143,719	$8,398	$195,194	$15,264

(1)	Equity-based compensation represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The increase for the three and nine months ended September 30, 2021 as compared to the three and nine months ended September 30, 2020 was primarily due to modification of certain pre-IPO equity-based awards primarily to remove certain forfeiture and discretionary call terms as well as grants under the 2021 Incentive Award Plan that were issued in connection with the IPO. Equity-based compensation was recognized in all segments and Corporate for the three and nine months ended September 30, 2021 and 2020.

(2)

Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to remain our employees.

Such costs for the three months ended September 30, 2021 primarily related to professional advisor costs, which were approximately $9 million and primarily related to Corporate. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments of approximately $4 million, which primarily related to our Representation and Events, Experiences & Rights segments.

Such costs for the three months ended September 30, 2020 primarily related to acquisition earn-out adjustments of approximately $6 million, primarily related to our Representation segment. Professional advisor costs were approximately $1 million primarily related to our Events, Experiences & Rights and Owned Sports Properties segments.

Such costs for the nine months ended September 30, 2021 primarily related to fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments of approximately $24 million, which primarily related to our Events, Experiences & Rights and Representation segments. Professional advisor costs were approximately $14 million and primarily related to our Events, Experiences & Rights segment and Corporate.

Such costs for the nine months ended September 30, 2020 primarily related to professional advisor costs of approximately $10 million primarily related to our Events, Experiences & Rights and Representation segments. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments of approximately $6 million, which primarily related to our Representation segment.

(3)	Includes costs related to certain litigation or regulatory matters in each of our segments and Corporate.

(4)	Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the three months ended September 30, 2021 primarily relates to the impairment of goodwill in our Representation segment.

Such costs for the three months ended September 30, 2020 included approximately $1 million for severance and restructuring expenses primarily related to COVID-19 and in our Events, Experiences & Rights segment.

Such costs for the nine months ended September 30, 2021 primarily related to the impairment of goodwill in our Representation and Events, Experiences & Rights segments.

Such costs for the nine months ended September 30, 2020 included approximately $11 million related to the impairment of certain other assets and investments, approximately $175 million related to the impairment of intangible assets and approximately $27 million for severance and restructuring expenses, in each case primarily related to COVID-19, and primarily related to our Representation and Events, Experiences & Rights segments.

(5)	Includes the net change in fair value for certain equity investments with and without readily determinable fair values, based on observable price changes.

(6)	Relates to equity method losses, including impairment charges, from our investment in Learfield IMG College following the merger of our IMG College business with Learfield in December 2018.

(7)

Includes COVID-19 related costs that are non-recurring and incremental costs that would have otherwise not been incurred. Such adjustment for the three months ended September 30, 2020 does not include the write-off of $2 million of deferred event costs, net of insurance recoveries, which is adjusted in our Events, Experiences & Rights segment profitability measure. Such adjustment for the nine months ended September 30, 2020 does not include the write-off of $7 million of deferred event costs, net of insurance recoveries, which is adjusted in our Events, Experiences & Rights segment profitability measure.

(8)

For the three months ended September 30, 2021, other costs were comprised primarily of losses of approximately $13 million on foreign exchange transactions, which related to all of our segments and Corporate, approximately a $2 million gain from an earnout related to the sale of an investment related to our Representation segment and a $2 million fee received from our Learfield IMG College investment in our Events, Experiences & Rights segment.

For the three months ended September 30, 2020, other costs were comprised primarily of a gain of approximately $17 million related to sales of investments related to our Representation segment, a loss of approximately $2 million related to non-cash fair value adjustments of embedded foreign currency derivatives, which related primarily to our Events, Experiences & Rights segment, and losses of approximately $7 million on foreign exchange transactions, which related to all of our segments and Corporate.

For the nine months ended September 30, 2021, other costs were comprised primarily of approximately $29 million related to a loss on debt extinguishment, which related primarily to Corporate, losses of approximately $15 million on foreign exchange transactions, which related to all of our segments and Corporate, a loss of approximately $10 million related to non-cash fair value adjustments of embedded foreign currency derivatives and a $2 million fee received from our Learfield IMG College investment, both of which related primarily to our Events, Experiences & Rights segment, approximately $2 million related to transaction costs associated with the repricing of the UFC Credit Facilities in our Owned Sports Properties segment and approximately a $2 million gain from an earnout related to the sale of an investment related to our Representation segment.

For the nine months ended September 30, 2020, other costs were comprised primarily of a gain of approximately $27 million related to the consolidation of a previously held equity interest in FC Diez Media, a gain of approximately $15 million related to the sale of an investment, a gain of approximately $8 million associated with the deconsolidation of Asian Tour Media Pte. Ltd., a gain of approximately $11 million related to non-cash fair value adjustments of embedded foreign currency derivatives and an approximately $4 million increase related to purchase price adjustments to deferred revenue and ticket inventory at On Location, all of which related primarily to our Events, Experiences & Rights segment.

(9)

Reflects the tax impacts with respect to each adjustment noted above by applying the annual effective tax rate, as applicable with the exception of the equity method losses recorded from our investment in Learfield IMG College, which is calculated on a discrete basis.

(10)

Such items for the nine months ended September 30, 2021 includes $7.4 million of deferred tax liabilities, recorded as a result of the IPO, associated with indefinite lived intangibles and tax expense of $10.2 million related to a change in tax rate in the United Kingdom. Such items for the nine months ended September 30, 2020 relate to a $32.3 million tax expense recorded as a result of acquisitions and subsequent tax restructurings.

(11)

Prior to the IPO and associated reorganization transactions, reflects the share of adjustments attributable to the non-controlling interests in UFC. Subsequent to the IPO and associated reorganization transactions, reflects the share of adjustments attributable to the non-controlling interests of certain former members of Endeavor Operating Company who retain ownership interests in Endeavor Manager and Endeavor Operating Company.